Exhibit 3(d)

MASTER CREDIT FACILITY

This MASTER CREDIT FACILITY (this “Agreement”) is made as of the __ day of ______, 2021, between Megatel Homes, LLC, a Texas limited liability company; Megatel Holdings, LLC, a Texas limited liability company; and Megatel Homes III, LLC, a Texas limited liability company; including any wholly-owned subsidiaries of such entities and affiliates that may now or hereafter be joined thereunder pursuant to a joinder agreement (collectively, and any of which may be referred to herein as, “Megatel”), with its principal office located at 2101 Cedar Springs Road, Suite 700, Dallas, TX 75201 and MCI Income Fund V, LLC, a Delaware limited liability company with the same principal office location (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Limited Liability Company Agreement of the Company (as the same may be amended from time to time, the “Company Agreement”).

RECITALS

A.           Pursuant to an offering by the Company of up to $50,000,000.00 in senior secured bonds (the “Bonds”), sold pursuant to the Company’s Offering Circular dated [___________], 2021 (as the same may be supplemented or amended from time to time) describing the offering of the Bonds, which Bonds may be redeemed beginning on the Maturity Date, without penalty or fee, upon proper, prior notice to the Company pursuant to the [Bond Indenture]. The Company intends to loan to Megatel funds for the acquisition of real property and the development, re-development and/or construction of residential communities thereon, condominiums for sale to homebuyers, multi-family residential complexes, storage facilities, retail and/or other commercial real estate assets or mixed-use properties, or the purchase of beneficial interests in a special purpose entity which will hold title to the underlying real estate, each, at the discretion of the Manager, and dependent, in part, on prevailing market conditions.

B.           Megatel desires to borrow funds from Company subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.                  The Loans.

a.         The Company agrees to make one or more loans (each a “Loan” and collectively, the “Loans”), pursuant to the following criteria herein.

b.        The Company shall only make Loans to Megatel entities that have entered into an agreement authorizing the Company to receive certain management rights that allow the Company to substantially participate in, or substantially influence the conduct of, the management or development activities of the Megatel entity receiving the Loan (a “Management Rights Letter”), a form of which is attached hereto as Exhibit A).

c.         Each Loan by the Company shall be issued on a per-Project basis. Megatel shall submit to the Company in writing a request for each Loan describing the Project as set forth in this Agreement. For purposes herein, a “Project” includes (i) the acquisition of real property (whether title is held directly or indirectly via ownership Bonds in a special purpose entity (“SPE”) holding title to such real property) and the development, re-development and/or construction of residential communities (whether single-family, multi-family, or condominiums), storage facilities, retail and/or other commercial real estate assets or mixed-use properties and other improvements incidental thereto, and (ii) the development and/or construction thereof, as the case may be. A Project may include one or more parcels of real property.

d.         The proposed amount of each Loan shall be the amount set forth in the Loan Application and supported by the Budget and/or Appraisal (each as defined herein), as approved by the Company; provided, however, the aggregate principal amount of all Loans outstanding, on a portfolio basis, shall not exceed 90% of the appraised value of the assets underlying the Loans.

e.         Unless sooner paid in accordance with the applicable Note or in the event of a default resulting in earlier repayment obligations, all Loans by the Company then outstanding, shall be due and payable on the Maturity Date subject to the terms and conditions of the applicable Note. The Megatel borrowers have the right to request an extension of any Loan(s) outstanding on or after the Maturity Date, and the Company shall grant such extension requests for up to two additional three-year terms, so long as the Company reasonably believes it can maintain the ability to stay current on any and all bondholder redemption requests made thereafter. Similarly, the Megatel borrowers have the right to request a new Loan after the Maturity Date, and the Company shall approve any such new Loan so long as the Company reasonably believes it can maintain the ability to stay current on any and all bondholder redemption requests made thereafter. The Company may confirm or memorialize its reasonable belief that it can maintain the ability to stay current on any and all bondholder redemption by corporate resolution or other written certification documented in the books of the Company.

2.
Loan Application.

a.         In connection with each Loan, Megatel shall submit the following to the Company:

i.           A completed loan application in the form substantially similar as that set forth on Exhibit B (the “Loan Application”). The Loan Application shall, among other information requested thereon, identify the purpose of the Loan as being for the acquisition of one of the following:

A.           Parcels of real property (including but not limited to raw land, unentitled land or finished lots) for:

(i)            Development into single-family residential lots,

(ii)           Construction of single-family homes to be marketed and sold to homebuyers,

(iii)           Construction of condominiums to be marketed and sold to homebuyers,

(iv)           Development and/or construction of multi-family residential communities, and

(v)            Development and/or construction of storage facilities, retail, and/or other commercial real estate assets or mixed-use properties;

B.           Acquisition of existing single-family homes to be redeveloped, renovated, and/or repositioned for marketing and sale;

C.           Acquisition of existing multi-family properties to be redeveloped, renovated, and/or repositioned for marketing and sale; and/or

D.           the acquisition of existing commercial properties to be redeveloped, renovated, and/or repositioned for marketing and sale;

E.           the acquisition of ownership interests in an SPE—whether a Delaware statutory trust or other entity—that will hold title to an existing commercial property and through which Megatel will indirectly own the underlying real property via ownership interests in the SPE.

ii.           A budget for the acquisition, development, and/or construction of the Project including a disclosure of the material terms of any financing that may already be encumbering the Project property, if any (the “Budget”).

iii.           An appraisal of the Project property/properties, as to be built, (the “Appraisal”), whether being (i) an appraisal of the actual subject property to be built or (ii) an appraisal of a similar property to be built in the same neighborhood as the subject property and of similar plans that is less than 12 months old, in any case being prepared by a licensed appraiser with experience appraising real property of a kind and nature similar to, and in the same geographic area as, the Project property.

iv.           Such due diligence items with respect to the Project property as the Company shall reasonably require including but not limited to, title reports, ALTA surveys, environmental reports, zoning reports, geotechnical reports, and evidence of entitlements for the Project. If additional items are required pursuant to this subsection, Company will provide a closing checklist substantially in the form attached hereto as Exhibit C (the “Closing Checklist”) and denote which additional items are so requested prior to approval of any Loan.

v.           Such other documentation as may be reasonably required by the Company.

3.
Company Underwriting Procedures.

a.
The Company will perform the following services:

i.          The Company shall review Megatel’s Loan Application, Budget, the Appraisal, and any due diligence materials submitted by Megatel with respect to each Loan for compliance with this Agreement, as well as confirm a Management Rights Letter has been entered into between Megatel and the Company prior to the issuance of a Loan.

ii.          In connection with each Loan, have Megatel execute a promissory note (each a “Note”) in a form similar to the form attached hereto as Exhibit D (or in another form the Company deems appropriate).

iii.          In connection with each Loan, obtain either (a) a deed of trust (a “Deed of Trust”), executed by Megatel, in a form similar to the form attached hereto as Exhibit E (or in another form the Company deems appropriate) and cause the same to be recorded in the real property records in the county/jurisdiction in which the Project is located, or (b) in the case of the acquisition of ownership interests in an SPE holding title to underlying real estate, a contractual right to receive any and all distributions payable to Megatel as an interestholder in the respective SPE, in a form approved by the Company.

iv.          If required by the Company, a construction loan agreement setting forth the terms and conditions of the Loan (a “Construction Loan Agreement”) in a form similar to the form attached hereto as Exhibit G (or in another form the Company deems appropriate).

v.          In connection with each Loan, obtain title insurance for real property to be held directly by Megatel (or if real property is indirectly held, ensure title insurance has been obtained by titleholder) in such amounts and including such endorsements as the Company may determine in its discretion, the cost of which shall be paid by Megatel.

b.         In connection with any Loan that requires multiple draws (e.g., a construction loan), Megatel shall submit an advance request substantially in the form set forth on Exhibit F (an “Advance Request”) together with such documentation as may be reasonably requested by the Company in its discretion, including, when applicable, an inspection report prepared by an independent third-party inspector certifying to the Company that the work specified in the Advance Request has been completed.

c.         Megatel shall advise the Company in writing of any material change in the information submitted by Megatel in connection with approval of any Loan, or for purposes of seeking a modification to an existing Loan. If seeking a modification to an existing Loan, Megatel shall submit a loan modification request, substantially in the form set forth on Exhibit I (a “Loan Modification”). Approval of any Loan or any modification of an existing Loan shall be subject to the Company’s reasonable review and approval of any such material changes, subject to the terms of this Agreement.

d.         All documents described in Section (3)(a)(i) – (v) must be retained by the Company, in original hard-copy form if applicable law requires the production of original documents to exercise the right to foreclose underlying collateral. If otherwise not required by any applicable law, such documents may be provided and/or stored in electronic format.

e.         The Company shall be responsible for ensuring compliance with the Loans in accordance with the Loan Policies and Procedures as set forth in Exhibit J.

4.
Joinder of Additional Parties.

In order for any Person to be added as a party to this Agreement, such Person shall have executed and delivered a joinder to the Company substantially in the form of Exhibit K attached hereto and incorporated by reference. For purposes of this section, a “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

5.
Notice.

Any required notice under this Agreement shall be effective upon actual delivery, or receipt of written notice by first class certified mail, return receipt requested, at the address of the applicable party as shown on the signature pages hereof, or as may be modified by any of the parties by written notice to all other parties of this Agreement.

6.
Legal Fees and Costs.

A non-breaching party shall be entitled to reimbursement of all reasonable attorney fees and costs in connection with the enforcement of this Agreement from the breaching party.

7.
Integration Clause and Jurisdiction.

This document contains the entire agreement between the parties hereto and cannot be modified except by written amendment signed by all parties. The invalidity of any portion of this agreement shall in no way affect the remaining provisions thereof. This Agreement shall be interpreted in accordance with the laws of the State of Texas without growing effect to the principles of conflict of laws of such State.

8.
 Term.

This Agreement shall remain in effect and may not be terminated until the earlier to occur of (a) no Bonds remain issued and outstanding, or (b) the filing of a Certificate of Cancellation of the Company as set forth in Section [__] of the Company Agreement.

11.
Miscellaneous.

Company and Megatel each represent and warrant that this Agreement has in all respects been duly authorized, executed, and delivered by and on behalf of itself. This Agreement may not be modified or amended or any term or provision hereof waived or discharged, except in writing, signed by the party against whom such modification, waiver, or discharge is sought to be enforced. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto being fully authorized have executed this agreement to be effective as of the day and year first above written.

COMPANY:	MCI Income Fund V, LLC,
a Delaware limited liability company

By: Megatel Capital Investment, LLC
a Delaware limited liability company
Its: Manager

By:
Armin Afzalipour
Co-President

Address for Notices:
2101 Cedar Springs Road, Suite 700
Dallas, TX 75201

MEGATEL:	Megatel Homes, L.L.C.,
a Texas limited liability company

By:
Arash Afzalipour
Co-President

Address for Notices:
2101 Cedar Springs Road, Suite 700
Dallas, TX 75201

Megatel Homes III, LLC,
a Texas limited liability company

By:
Arash Afzalipour
Co-President

Address for Notices:
2101 Cedar Springs Road, Suite 700
Dallas, TX 75201

Megatel Holdings, LLC,
a Texas limited liability company

By:
Arash Afzalipour
Co-President

Address for Notices:
2101 Cedar Springs Road, Suite 700
Dallas, TX 75201

Exhibit A
Form of Management Rights Letter

[Attached.]

Exhibit B
Form of Loan Application
(Budgets and Appraisals are addendums of this Application)

[Attached.]

Exhibit C
Form of Closing Checklist

[Attached.]

Exhibit D
Form of Note

[Attached.]

Exhibit E
Form of Deed of Trust

[Attached.]

Exhibit F
Form of Advance Request

[Attached.]

Exhibit G
Form of Construction Loan Agreement

[Attached.]

Exhibit H
Form of Loan Modification

[Attached.]

Exhibit I
Loan Policies and Procedures

[Attached.]

Exhibit J
Form of Joinder Agreement

[Attached.]